Exhibit 99.1

LIBERTY INTERACTIVE CORPORATION ANNOUNCES REATTRIBUTION OF DIGITAL COMMERCE BUSINESSES AND DIVIDEND ON LIBERTY INTERACTIVE TRACKING STOCK

Reattribution Creates QVC Tracking Stock

Englewood, Colorado, October 3, 2014 — Liberty Interactive Corporation (“Liberty Interactive”) (Nasdaq: LINTA, LINTB, LVNTA, LVNTB) today announced that its board of directors approved the change in attribution from the Liberty Interactive Group to the Liberty Ventures Group of its digital commerce companies, which were valued at $1.5 billion, and $1 billion in cash.  In return, Liberty Interactive Group shareholders will receive approximately 67.67 million shares of Liberty Ventures common stock or approximately 0.14 of a Liberty Ventures share for each share of Liberty Interactive Group common stock outstanding on the record date(1).  Liberty’s digital commerce companies are comprised of Backcountry.com, Bodybuilding.com, CommerceHub, Evite, Provide Commerce and The Right Start.

“We are excited to introduce the QVC Group which focuses on our leadership position in video commerce, enables a cleaner comparable analysis and provides for more targeted share repurchase and equity incentives,” said Greg Maffei, Liberty Interactive President and CEO.  “The Liberty Ventures Group is projected to have over $2.7 billion in cash by year end which we can invest in a wide set of opportunities in TMT, including digital commerce.”

In exchange for the digital commerce companies and $970 million of cash (collectively, the “Reattributed Assets”), an inter-group interest in Liberty Ventures Group was created in favor of the Liberty Interactive Group, which we now refer to as the QVC Group.  This inter-group interest is represented as a number of Liberty Ventures shares that will be issued to the QVC Group, which we refer to as the “Inter-Group Interest Shares” (as calculated below).  Immediately following the reattribution, which is effective immediately, Liberty Interactive’s board declared a dividend of the Inter-Group Interest Shares to the holders of QVC Group common stock in full elimination of the inter-group interest.  In connection with the payment of the dividend, typical antidilution adjustments will be made to outstanding QVC Group equity incentive awards, and the Liberty Interactive board has reattributed $30 million in cash (outside of the Reattributed Assets) to the Liberty Ventures Group relating to its assumption of liabilities related to those awards.

In the dividend, the Inter-Group Interest Shares will be allocated, pro-rata, to the outstanding shares of QVC Group Series A common stock and QVC Group Series B common stock as of 5:00 p.m., New York City time, on October 13, 2014, the record date for the dividend, with holders of QVC Group Series A common stock to receive shares of Liberty Ventures Series A common stock and holders of QVC Group Series B common stock to receive shares of Liberty Ventures Series B common stock.  Cash will be paid in lieu of fractional shares.  Liberty Interactive will determine and announce the final per share dividend ratio promptly following the record date, together with the date on which the QVC Group common stock is expected to begin trading ex-dividend.  The distribution date for the dividend will be October 20, 2014.

The Inter-Group Interest Shares were calculated in accordance with Liberty Interactive’s restated certificate of incorporation as follows: the total fair value of the Reattributed Assets, as

(1)  This estimate is based on LINT common shares outstanding as of July 31, 2014.

determined by Liberty Interactive’s board, of $2.47 billion, divided by the average of today’s high and low sales prices for the Liberty Ventures Series A common stock, which is $36.50, resulting in 67,671,232 shares of Liberty Ventures common stock so issuable.  The Inter-Group Interest Shares will be allocated such that the number of shares of Series A Liberty Ventures common stock and shares of Series B Liberty Ventures common stock issued in the dividend will be in the same proportion as the shares of QVC Group Series A common stock and QVC Group Series B common stock outstanding on the Record Date, with each share of QVC Group Series A common stock and each share of QVC Group Series B common stock receiving the same fraction of a share of Series A or Series B Liberty Ventures common stock, as the case may be.

In connection with the reattribution, QVC increased the balance on its credit facility to $1.06 billion.

Provide Commerce is party to an agreement to be merged into FTD Companies, Inc.

In connection with the reattribution, Liberty Interactive has applied to the Nasdaq Stock Market to change the “LINTA” trading symbol to “QVCA” and the “LINTB” trading symbol to “QVCB.”  The effective date of this change will be announced separately.

Liberty Interactive suspended its stock repurchase activity in September and will reevaluate the resumption of repurchases after the public announcement of its earnings for the third quarter.

Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about share repurchases, projected cash balances, potential investment opportunities and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, general market conditions, cash requirements and the availability of investment opportunities. These forward looking statements speak only as of the date of this press release, and Liberty Interactive expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Interactive’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Interactive, including the most recent Form 10-K and Forms 10-Q, for additional information about Liberty Interactive and about the risks and uncertainties related to Liberty Interactive’s business which may affect the statements made in this press release.

About Liberty Interactive Corporation

Liberty Interactive Corporation operates and owns interests in a broad range of digital commerce businesses. Those interests are currently attributed to two tracking stock groups:  the Liberty Interactive Group (which we now refer to as the QVC Group) and the Liberty Ventures Group.  The businesses and assets attributed to the QVC Group (Nasdaq: LINTA, LINTB) consist of Liberty Interactive’s subsidiary, QVC, Inc., and its interest in HSN, Inc., and the businesses and assets attributed to the Liberty Ventures Group (Nasdaq: LVNTA, LVNTB) consist of all of Liberty Interactive Corporation’s businesses and assets other than those attributed to the QVC Group, including its interest in Expedia, its subsidiaries Provide Commerce, Inc., Backcountry.com, Inc., Bodybuilding.com, Inc., Commerce Technologies, Inc., LMC Right Start, Inc. and Evite, Inc., and minority interests in Time Warner, Time Warner Cable, Lending Tree and Interval Leisure Group.

Contact: Courtnee Ulrich (720) 875-5420